Exhibit 99.1

SBT Bancorp, Inc. Reports 2007 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--SBT Bancorp, Inc. (the “Company”), (OTCBB: SBTB), the holding company for The Simsbury Bank & Trust Company, today announced net income of $1,139,711, or $1.33 per diluted share, for the year ended December 31, 2007 compared to $716,933, or $0.84 per diluted share, for the year ended December 31, 2006. Net income for the fourth quarter of 2007 totaled $485,201 or $0.56 per diluted share compared to $119,016 or $0.14 per diluted share for the fourth quarter of 2006.

Earnings for the fourth quarter were impacted by non-recurring revenue and expense items. Fourth quarter earnings were also impacted by an additional provision to the allowance for loan losses. Excluding these items, which included revenue from Bank Owned Life Insurance (BOLI) death benefit proceeds and investment portfolio restructuring charges, as well as the additional loan loss provision, net income for the fourth quarter would have been $247,000 or $0.29 per diluted share and net income for the year would have been $902,000 or $1.05 per diluted share.

On December 31, 2007 loans outstanding were $166 million, an increase of $8 million or 5% over a year ago. With a loan loss provision of $250k in the fourth quarter and for the entire year, the Company’s allowance for loan losses ended the year at 1.16% of total loans.

Core deposits (Demand, Savings and NOW accounts) remained constant at $124 million over the past twelve months, while total deposits ended the year at $187 million, $12 million below their December 31, 2006 level. The decrease in total deposits was primarily attributable to the Company’s strategy of paying premium interest rates on certificate of deposits only to relationship customers, which produced the favorable results of lowering the Company’s cost of funds and increasing its net interest margin.

Net interest and dividend income for 2007 totaled $7,871,782, an increase of 4% or $330,049 over 2006. The Company’s net interest margin (net interest and dividend income divided by average earning assets) was 4.04% in 2007, an increase of 27 basis points over 3.77% in 2006.

Non-interest income in 2007 equaled $1,593,477, an increase of 38% or $437,238 over 2006. Several items contributed to this increase: the Company recorded income of $605k from Bank Owned Life Insurance Policy death benefit proceeds during the fourth quarter; revenue from service charges increased by $116k or 14%; and revenue from SBT Investment Services, Inc., a wholly owned subsidiary of the Bank, increased by $45k or 27%. Offsetting these increases in revenue were fourth quarter charges related to restructuring the Bank’s investment portfolio which included $86k in losses on securities sold and a $228k impairment charge on a FNMA preferred stock security that no longer meets the Company’s investment criteria and has been designated other-than-temporarily-impaired in accordance with generally accepted accounting principles (GAAP).

Non-interest expense for 2007 totaled $7,901,090, an increase of 3% or $221,138 over 2006. 2007 was the first full year the Company has operated with its new full-service branches in Canton and Bloomfield. The new premises, equipment, and staffing expenses associated with expanding the Company’s delivery network into these two new markets was the primary contributor to the non-interest expense increase.

The Company’s 2007 fourth quarter net interest margin increased to 4.09% from 3.68% in the fourth quarter of 2006.

“Our focus in 2007 has been on growing earnings through disciplined loan and deposit pricing and diversifying our sources of revenue to become less reliant on spread income. We were pleased to see these efforts produce an increase in our net interest margin and increases in fee income. Our wholly-owned subsidiary, SBT Investment Services, Inc. increased assets under management by nearly 50%, generating a 27% growth in revenues. We took action in the fourth quarter to restructure our investment portfolio and add to our loan loss reserves which should position us well for the expected upcoming economic downturn and a resulting lower interest rate environment. As we move into 2008, we will continue to focus on revenue diversification and serving our customers’ full range of financial services needs,” said Martin J. Geitz, SBT Bancorp, Inc. President & CEO.

The Simsbury Bank & Trust Company is a locally-controlled, customer-friendly commercial bank for businesses and consumers; the Bank has approximately $210 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Bloomfield, Canton and Granby, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The Company’s stock is traded over-the-counter under the ticker symbol OTCBB: SBTB. Visit the Bank’s website at www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006

ASSETS	2007	2006

Cash and due from banks	$13,423,626	$10,861,262
Interest-bearing deposits with the Federal
Home Loan Bank	25,982	17,807
Money market mutual funds	4,205	51,717
Federal funds sold	2,300,000	4,875,000
Cash and cash equivalents	15,753,813	15,805,786
Investments in available-for-sale
securities (at fair value)	24,870,548	37,817,246
Federal Home Loan Bank Stock, at cost	630,700	667,800
Loans	165,689,992	157,211,164
Less allowance for loan losses	1,924,552	1,698,329
Loans, net	163,765,440	155,512,835
Loans held-for-sale	-	268,000
Premises and equipment	1,222,955	1,551,960
Accrued interest receivable	808,430	894,999
Bank owned life insurance	1,818,081	2,827,460
Other assets	1,520,314	1,700,464
Total other assets	5,369,780	7,242,883
Total assets	$210,390,281	$217,046,550

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$40,195,563	$38,791,256
Savings and NOW deposits	83,444,481	85,035,535
Time deposits	63,165,821	74,575,367
Total deposits	186,805,865	198,402,158
Securities sold under agreements to
repurchase	1,363,033	1,627,896
Federal Home Loan Bank advance	2,000,000	0
Due to Broker	1,433,223	0
Other liabilities	1,470,101	897,432
Total liabilities	193,072,222	200,927,486
Stockholders' equity:
Common stock, no par value; authorized
2,000,000 shares; issued and
outstanding 849,468 shares in 2007 and
841,191 shares in 2006	8,975,051	8,636,380
Retained earnings	8,602,875	7,837,022
Accumulated other comprehensive loss	(259,867)	(354,338)
Total shareholders' equity	17,318,059	16,119,064
Total liabilities and
stockholders' equity	$210,390,281	$217,046,550

SBT BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2007 and 2006

	2007	2006
Interest and dividend income:
Interest and fees on loans	$9,656,912	$9,068,964
Interest on debt securities:
Taxable	1,191,681	1,558,164
Tax-exempt	205,940	208,591
Dividends	94,034	83,544
Other interest	200,547	216,357
Total interest and dividend income	11,349,114	11,135,620
Interest expense:
Interest on deposits	3,355,093	3,462,049
Interest on Federal Home Loan Bank advances	85,312	93,619
Interest on securities sold under
agreements to repurchase	36,927	41,219
Total interest expense	3,477,332	3,596,887
Net interest and dividend income	7,871,782	7,538,733
Provision for loan losses	250,000	-
Net interest and dividend income
after provision for loan losses	7,621,782	7,538,733
Noninterest income:
Service charges on deposit accounts	413,758	336,664
Other service charges and fees	525,625	486,458
Increase in cash surrender value of life
insurance policies	123,120	130,656
BOLI Death Benefit Income	605,000	-
Broker commissions	210,631	165,496
Gain (losses) on loans sold	(414)	3,977
Gain (losses) on securities	(313,569)	-
Other income	29,326	32,988
Total noninterest income	1,593,477	1,156,239
Noninterest expenses:
Salaries and employee benefits	4,166,414	4,036,284
Occupancy expense	1,115,588	1,028,280
Equipment expense	391,122	324,683
Professional fees	417,476	364,181
Advertising and promotions	335,999	346,677
Forms and supplies	126,826	209,355
Correspondent charges	187,484	196,001
Postage	92,744	102,850
Directors fees	140,500	129,335
Other expense	926,937	942,306
Total noninterest expense	7,901,090	7,679,952
Income before income tax expense	1,314,169	1,015,020
Income tax expense	174,458	298,087
Net income	$1,139,711	$716,933

Earnings per common share	$1.34	$0.85

Earnings per common share, assuming dilution	$1.33	$0.84

SBT BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except for per share amounts)

	For the Quarter Ended		For the Year Ended
	12/31/07	12/31/06	12/31/07	12/31/06
Interest and dividend income
Interest and fees on loans	$2,453	$2,347	$9,657	$9,069
Investment securities	338	465	1,492	1,851
Federal funds sold and overnight deposits	28	75	200	216
Total interest and dividend income	2,819	2,887	11,349	11,136
Interest expense
Deposits	837	978	3,355	3,462
Repurchase agreements	11	16	37	41
Federal Home Loan Bank advances	14	29	85	94
Total interest expense	862	1,023	3,477	3,597
Net interest and dividend income	1,957	1,864	7,872	7,539
Provision for loan losses	250	-	250	-
Net interest and dividend income
after provision for loan losses	1,707	1,864	7,622	7,539
Noninterest income
Service charges on deposit accounts	116	95	414	337
Other service charges and fees	132	127	526	486
Increase in cash surrender value
of life insurance policies	10	5	123	131
BOLI Death Benefit Income	605	-	605	-
Gains (losses) on loans sold	-	-	-	4
Gains (losses) on securities	(314)	-	(314)
Investment services fees and commissions	44	35	210	165
Other income	10	6	29	33
Total noninterest income	603	268	1,593	1,156
Noninterest expense
Salaries and employee benefits	1,045	1,052	4,166	4,036
Premises and equipment	378	385	1,507	1,353
Advertising and promotions	77	65	336	347
Forms and supplies	26	48	127	210
Professional fees	74	76	417	364
Directors fees	36	27	141	129
Correspondent charges	48	45	187	196
Postage	25	28	93	103
Other expenses	224	250	927	942
Total noninterest expense	1,933	1,976	7,901	7,680
Income before taxes	377	156	1,314	1,015
Income tax provision	(108)	37	174	298
Net income	$485	$119	$1,140	$717

Net income per share, basic	$0.57	$0.14	$1.34	$0.85

Net income per share, assuming dilution	$0.56	$0.14	$1.33	$0.84

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
860-408-4679 (fax)
abisceglio@simsburybank.com